                                                                       EXHIBIT 1







                              AMENDED AND RESTATED



                        SHAREHOLDER RIGHTS PLAN AGREEMENT



                          DATED AS OF NOVEMBER 1, 2000





                                     between





                                  GOLDCORP INC.



                                       and





                        MONTREAL TRUST COMPANY OF CANADA

                                 as Rights Agent







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     MEMORANDUM OF AGREEMENT made as of the 1st day of November, 2000.



B E T W E E N:



            GOLDCORP INC.,
            a corporation amalgamated under the laws of the Province of Ontario,

            (hereinafter called the "CORPORATION"),

                                                              OF THE FIRST PART,

                                     - and -

            MONTREAL TRUST COMPANY OF CANADA,
            a trust company existing under the laws of Canada, as rights agent,

            (hereinafter called the "RIGHTS AGENT"),

                                                             OF THE SECOND PART.



     WHEREAS the Board of Directors has determined that it is advisable that the Corporation adopt a shareholder rights plan (the "RIGHTS PLAN");

     AND WHEREAS in order to implement the Rights Plan the Board of Directors of the Corporation has:

     (a) authorized the issuance of one right (a "RIGHT") in respect of each Common Share outstanding at the Record Time;

     (b) authorized the issuance of one Right in respect of each Common Share issued after the Record Time and prior to the earlier of the Separation Time and the Expiration Time; and

     (c) authorized the issuance of one Right in respect of each Conversion Share issued after the Separation Time and prior to the earlier of the close of business on the eighth Trading Day following the Stock Acquisition Date and the Expiration Time;

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                                      -2-

     AND WHEREAS each Right entitles the holder thereof, after the Separation Time, to purchase securities of the Corporation pursuant to the terms and subject to the conditions set forth herein;

     AND WHEREAS the Corporation desires to appoint the Rights Agent to act on behalf of the Corporation and holders of Rights, and the Rights Agent is willing so to act, in connection with the issuance, transfer, exchange and replacement of Rights Certificates (as hereinafter defined), the exercise of Rights and other matters referred to herein;

     NOW THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein the parties hereby agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1  CERTAIN DEFINITIONS

     For the purposes of this Agreement, the following terms have the meanings indicated:

     (a) "ACQUIRING PERSON" means any Person who is the Beneficial Owner of 20% or more of the outstanding Common Shares; provided, however, that the term "Acquiring Person" shall not include:

          (i)  the Corporation or any Subsidiary of the Corporation;

          (ii) any Person who becomes the Beneficial Owner of 20% or more of the outstanding Common Shares as a result of any one or any combination of:

               (A) an acquisition and cancellation or redemption or the conversion by the Corporation or a Subsidiary of the Corporation of Common Shares which, by reducing the number of Common Shares outstanding, increases the percentage of outstanding Common Shares Beneficially Owned by such Person to 20% or more of the Common Shares outstanding (a "SHARE REDUCTION");

               (B) an acquisition of Common Shares made pursuant to a Permitted Bid or a Competing Permitted Bid (a "PERMITTED BID ACQUISITION");

               (C) an acquisition of Common Shares in respect of which the Board of Directors has waived the application of section 4.1 pursuant to the provisions of section 6.1 (an "EXEMPT ACQUISITION"); or


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                                      -3-

               (D)  a Pro Rata Acquisition;

               provided, however, that if a Person shall become the Beneficial Owner of 20% or more of the Common Shares then outstanding by reason of one or any combination of a Share Reduction, a Permitted Bid Acquisition, an Exempt Acquisition or a Pro Rata Acquisition and thereafter such Person, while such Person is the Beneficial Owner of 20% or more of the Common Shares then outstanding, increases the number of Common Shares beneficially owned by such Person by more than 1% of the number of Common Shares outstanding (other than pursuant to one or any combination of a Share Reduction, a Permitted Bid Acquisition, an Exempt Acquisition or a Pro Rata Acquisition) then, as of the date such Person becomes the Beneficial Owner of such additional outstanding Shares, such Person shall be an "Acquiring Person";

          (iii) for the period of 10 days after the Disqualification Date (as hereinafter defined), any Person who becomes the Beneficial Owner of 20% or more of the outstanding Common Shares as a result of such Person becoming disqualified from relying on clause 1.1(d)(viii) or clause 1.1(d)(x) hereof because such Person makes or announces an intention to make a Take-over Bid alone or by acting jointly or in concert with any other Person and, for this purpose, "DISQUALIFICATION DATE" means the first date of public announcement of facts indicating that such Person is making or intends to make a Take-over Bid; or

          (iv) an underwriter or member of a banking or selling group acting in such capacity that becomes the Beneficial Owner of 20% or more of the Common Shares in connection with a distribution of securities of the Corporation under a prospectus or by way of private placement;

     (b) "AFFILIATE", when used to indicate a relationship with a specified Person, means a Person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person;

     (c) "ASSOCIATE", where used to indicate a relationship with any Person, means:

          (i) any relative of that Person who has the same residence as that Person;

          (ii) any individual who has the same residence as that Person and to whom that Person is married or with whom that Person is living in a conjugal relationship outside marriage; or


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                                      -4-

          (iii) any relative of a Person mentioned in clause (ii) above who has the same residence as that Person;

     (d) a Person shall be deemed the "BENEFICIAL OWNER" of, and to have "BENEFICIAL OWNERSHIP" of, and to "BENEFICIALLY OWN":

          (i) any securities as to which such Person or any of such Person's Affiliates or Associates is the owner at law or in equity;

          (ii) any securities as to which such Person or any of such Person's Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or within a period of 60 days thereafter or upon the occurrence of a contingency) pursuant to any agreement, arrangement, pledge or understanding, whether or not in writing (other than customary agreements with and between underwriters or banking group or selling group members with respect to a distribution of securities under a prospectus or by way of private placement and other than pledges of securities in the ordinary course of business) or upon the exercise of any conversion right, exchange right, share purchase right (other than a Right), warrant or option; and

          (iii) any securities which are Beneficially Owned within the meaning of the foregoing provisions of this subsection 1.1(d) by any other Person with whom such Person is acting jointly or in concert;

          provided, however, that a Person shall not be deemed the Beneficial Owner of or to have Beneficial Ownership of, or to Beneficially Own, any security because:

          (iv) either (A) the holder of such security has agreed pursuant to a Permitted Lock-up Agreement to deposit or tender such security to a Take-over Bid made by such Person or by any of such Person's Affiliates or Associates or by any other Person acting jointly or in concert with such Person or (B) such security has been deposited or tendered pursuant to any Take-over Bid made by such Person or by any of such Person's Affiliates or Associates or by any Person acting jointly or in concert with such Person, in either case until such deposited security has been taken up or paid for, whichever shall occur first;

          (v)  such Person holds such security, provided that:

               (A) the ordinary business of such Person (an "INVESTMENT MANAGER") includes the management of investment funds for others (which others, for greater certainty, may include or be limited to one or more employee benefit plans or pension plans) and such security is held by the Investment Manager
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                                      -5-

                    in the ordinary course of such business in the performance of such Investment Manager's duties for the account of any other Person or Persons (a "CLIENT"), including non-discretionary accounts held on behalf of a Client by a broker or dealer provided that such broker or dealer, or any Person with whom such broker or dealer is acting jointly or in concert, is not making a Take-over Bid; or

               (B) such Person (a "TRUST COMPANY") is licensed to carry on the business of a trust company under applicable laws and, as such, acts as trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent Persons ("ESTATE ACCOUNTS") or in relation to other accounts ("OTHER ACCOUNTS") and holds such security in the ordinary course of such duties for the estate of any such deceased or incompetent Person or for such Other Accounts; or

               (C) such Person (an "ADMINISTRATOR") is the administrator or the trustee of one or more pension funds or plans (each a "PLAN") registered under applicable laws and holds such security for the purposes of its activities as such administrator or trustee; or

               (D)  such Person is a Crown agent or agency;

               provided that the Investment Manager, Trust Company, Administrator, the Plan, or the Crown agent or agency, as the case may be, is not then making and has not announced a current intention to make a Take-over Bid (other than an Offer to Acquire Shares or other securities of the Corporation by means of a distribution by the Corporation or ordinary market transactions (including pre-arranged trades) executed through the facilities of a stock exchange or organized over-the-counter market) alone or acting jointly or in concert with any other Person;

          (vi) such Person, any of such Person's Affiliates or Associates or any Person acting jointly or in concert with such Person is:

               (A) a Client of the same Investment Manager as another Person on whose account the Investment Manager holds such security;

               (B) an Estate Account or an Other Account of the same Trust Company as another Person on whose account the Trust Company holds such security; or


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                                      -6-

               (C) a Plan which has the same Administrator as another Plan on whose account the Administrator holds such security;

         (vii) such Person or any of such Person's Affiliates or Associates Beneficially Owns such security, provided that the Person is a pension fund or plan established by statute for purposes that include, and the ordinary business or activity of such Person includes, the management of investment funds for employee benefit plans, pension plans, insurance plans or various public bodies and, in any such case, such Person holds such securities for the purposes of its activities as such a Person, and further provided that such Person is not then making a Take-over Bid or has not then announced a current intention to make a Take-over Bid, alone or acting jointly or in concert with another Person, other than an Offer to Acquire Common Shares or other securities by such Person by means of a distribution by the Corporation or by means of ordinary market transactions (including pre-arranged trades) executed through the facilities of a stock exchange or organized over-the-counter market;

        (viii) such Person is (i) a Client of an Investment Manager and such security is owned at law or in equity by the Investment Manager, or (ii) an account of a Trust Company and such security is owned at law or in equity by the Trust Company, or (iii) a Plan and such security is owned at law or in equity by the Administrator thereof; or

          (ix) such Person is the registered holder of such security in the ordinary course of its business as, or in the ordinary course of acting as a nominee for, a securities depositary;

     (e) "BOARD OF DIRECTORS" means the board of directors of the Corporation or, if duly constituted and whenever duly empowered, the executive committee of the board of directors of the Corporation;

     (f) "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which banking institutions in Toronto, Ontario are authorized or obligated by law to close;

     (g) "CLOSE OF BUSINESS" on any date means the time on such date (or, if such date is not a Business Day, the time on the next succeeding Business Day) at which the offices of the transfer agent for the Common Shares (or, after the Separation Time, the offices of the Rights Agent) are closed to the public in the city in which such transfer agent or Rights Agent has an office for the purposes of this Agreement;


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                                      -7-

     (h) "COMMON SHARE" means a common share of the Corporation and any other share of the Corporation into which such share may be subdivided, consolidated, reclassified or changed;

     (i) "COMMON SHARES", when used with reference to any Person other than the Corporation, means the class or classes of shares (or similar equity interests) with the greatest per share (or similar interest) voting power entitled to vote generally in the election of directors of such other Person;

     (j)  "COMPETING PERMITTED BID" means a Take-over Bid that:

          (i) is made after a Permitted Bid has been made and prior to the expiry of the Permitted Bid;

          (ii) satisfies all components of the definition of a Permitted Bid other than the requirements set out in clause (ii) of such definition; and

          (iii) contains, and the take-up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified condition that no Shares be taken up or paid for pursuant to the Take-over Bid prior to the close of business on a date that is no earlier than the later of (A) 45 days after the date on which the earliest Permitted Bid which preceded the Competing Permitted Bid was made; and (B) 21 days after the date of the Take-over Bid constituting the Competing Permitted Bid;

     (k) "CONTROLLED": a corporation is "controlled" by another Person or by two or more Persons acting jointly or in concert if:

          (i) securities entitled to vote in the election of directors carrying more than 50% of the votes for the election of the directors are held, directly or indirectly, by or for the benefit of the other Person or two or more Persons acting jointly or in concert; and

          (ii) the votes carried by such securities are entitled, if exercised, to elect a majority of the board of directors of such corporation;

          and "CONTROLS", "CONTROLLING" and "UNDER COMMON CONTROL WITH" shall be interpreted accordingly;

     (l) "CONVERSION SHARES" means Shares issued pursuant to and in accordance with the terms of a Convertible Security;

     (m) "CONVERTIBLE SECURITY" includes any option, warrant, debenture, share or other instrument (other than a Right) that is outstanding on the date hereof, or that is issued after the date hereof and prior to the Separation

          Time, that confers on the holder thereof the right or obligation to acquire a Share;

     (n) "DIVIDENDS PAID IN THE ORDINARY COURSE" means cash dividends paid at regular intervals in any financial year of the Corporation to the extent that such cash dividends do not exceed, in the aggregate, the greatest of:

          (i) 200% of the aggregate amount of cash dividends declared payable by the Corporation on its Shares in its immediately preceding financial year;

          (ii) 300% of the arithmetic average of the aggregate amounts of cash dividends declared payable by the Corporation on its Shares in its three immediately preceding financial years; and

         (iii) 100% of the aggregate consolidated net income of the Corporation, before extraordinary items, for its immediately preceding financial year;

     (o) "ELECTION TO EXERCISE" has the meaning ascribed thereto in clause 3.1(d)(ii);

     (p) "EXEMPT ACQUISITION" has the meaning ascribed thereto in subclause 1.1(a)(ii)(C);

     (q) "EXERCISE PRICE" means, as of any date, the price at which a holder of a Right may purchase the securities issuable upon exercise of such Right; until adjustment thereof in accordance with the terms hereof, the Exercise Price for each Right shall be $50.00;

     (r)  "EXPIRATION TIME" means the earlier of:

          (i)  the Termination Time; and

          (ii) the close of business on the date of the annual meeting of shareholders of the Corporation held in the year 2004, unless at such meeting shareholders have reconfirmed this Agreement for an additional period of time in which case "EXPIRATION TIME" shall mean the end of such additional period of time, and so on from time to time;

     (s) "FLIP-IN EVENT" means a transaction in or pursuant to which any Person shall become an Acquiring Person;

     (t) "INDEPENDENT SHAREHOLDERS" means holders of Shares other than (i) any Acquiring Person, (ii) any Offeror (other than any Person who, pursuant to subsection 1.1(d), is deemed not to Beneficially Own the Shares held by such Person), (iii) any Affiliate or Associate of any Acquiring Person or


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                                      -9-

          Offeror, (iv) any Person acting jointly or in concert with any Acquiring Person or Offeror and (v) any employee benefit plan, deferred profit sharing plan, stock participation plan or trust for the benefit of employees of the Corporation or a wholly-owned Subsidiary of the Corporation, unless the beneficiaries of such plan or trust direct the manner in which the relevant Shares are to be voted or direct whether the relevant Shares are to be tendered to a Take-over Bid;

     (u) "MARKET PRICE" per share of any securities on any date of determination means the weighted average trading price per share of such securities (determined as described below) for the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if an event of a type analogous to any of the events described in section 3.2 shall have caused the sale prices in respect of any Trading Day used to determine the Market Price not to be fully comparable with the sale prices on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day, each such sale price so used shall be appropriately adjusted in a manner analogous to the applicable adjustment provided for in section 3.2 in order to make it fully comparable with the sale price on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day; the weighted average trading price per share of any securities on any date shall be determined by dividing the aggregate sale price of all securities sold on the principal stock exchange in Canada on which such securities are listed and posted for trading by the total number of securities so sold; and

          (i) if for any reason such prices are not available on such day or the securities are not listed and posted for trading on any stock exchange in Canada, the Market Price shall be calculated using the sale prices for such securities as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange in the United States on which such securities are listed or admitted to trading;

          (ii) if for any reason such prices are not available on such day or the securities are not listed and posted for trading on a stock exchange in Canada or a national securities exchange in the United States, the Market Price shall be calculated using the sale prices for such securities in the over-the-counter market, as reported by The Canadian Dealing Network Inc. or such other comparable system then in use; or

          (iii) if on any such date the securities are not quoted by any such organization, the Market Price shall be calculated using the


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                                      -10-

               average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities selected in good faith by the Board of Directors;

          provided, however, that if on any such date the securities are not traded on any exchange or in the over-the-counter market and the price referred to in clause (iii) above is not available, the closing price per share of such securities on such date shall mean the fair value per share of such securities on such date as determined by a nationally or internationally recognized investment dealer or investment banker;

     (v) "OBCA" means the Business Corporations Act (Ontario), R.S.O. 1990, c. B.16, as amended, and the regulations made thereunder, and any comparable or successor laws or regulations thereto;

     (w)  "OFFER TO ACQUIRE" includes:

          (i)  an offer to purchase, or a solicitation of an offer to sell; and

          (ii) an acceptance of an offer to sell, whether or not such offer to sell has been solicited,

          or any combination thereof, and the Person accepting an offer to sell shall be deemed to be making an Offer to Acquire to the Person who made the offer to sell;

     (x) "OFFEROR" means a Person who has announced a current intention to make or who is making a Take-over Bid;

     (y) "PERMITTED BID" means a Take-over Bid which is made by means of a take-over bid circular and which also complies with the following additional provisions:

          (i) the Take-over Bid is made to all holders of Shares as registered on the books of the Corporation, other than the Offeror;

          (ii) the Take-over Bid contains, and the take-up and payment for securities tendered or deposited thereunder is subject to, irrevocable and unqualified conditions that no Shares shall be taken up or paid for pursuant to the Take-over Bid (A) prior to the close of business on a date that is not earlier than 45 days after the date of the Take-over Bid and (B) unless, at the close of business on the date Shares are first taken up or paid for under the Take-over Bid, more than 50% of the Shares then outstanding that are held by Independent Shareholders have been deposited or tendered pursuant to the Take-over Bid and not withdrawn;

          (iii) the Take-over Bid contains an irrevocable and unqualified provision that, unless the Take-over Bid is withdrawn, Shares may be deposited pursuant to such Take-over Bid at any time during the period of time between the date of the Take-over Bid and the date on which Shares may be taken up and paid for and that any Shares deposited pursuant to the Take-over Bid may be withdrawn until taken up and paid for; and

          (iv) the Take-over Bid contains an irrevocable and unqualified provision that if, on the date on which Shares may be taken up and paid for, the condition in clause (ii)(B) has been satisfied, the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tenders of Shares for not fewer than 10 Business Days after the date of such public announcement;

     (z) "PERMITTED BID ACQUISITION" has the meaning ascribed thereto in subclause 1.1(a)(ii)(B);

     (aa) "PERMITTED LOCK-UP AGREEMENT" means an agreement between an Offeror and another Person (the "LOCKED-UP PERSON") whereby the Locked-up Person agrees to deposit or tender the Shares held by the Locked-up Person to the Offeror's Take-over Bid (the "LOCK-UP BID") where the agreement:

          (i) permits the Locked-up Person to withdraw the Shares from the agreement in order to tender or deposit the Shares to another Take-over Bid, or to support another transaction, that provides for a consideration for each Share that is higher than the consideration contained in or proposed to be contained in the Lock-up Bid and is made for at least the same number of Shares as the Lock-up Bid; or

          (ii) (A) permits the Locked-up Person to withdraw the Shares from the agreement in order to tender or deposit the Shares to another Take-over Bid, or to support another transaction, that provides for a consideration for each Share that exceeds by as much as or more than a specified amount (the "SPECIFIED AMOUNT") the consideration for each Share contained in or proposed to be contained in the Lock-up Bid and is made for at least the same number of Shares as the Lock-up Bid and (B) does not by its terms provide for a Specified Amount that is greater than 7% of the consideration for each Share contained in or proposed to be contained in the Lock-up Bid;

          and, for greater certainty, the Lock-up Agreement may (1) contain a right of first refusal in favour of the Offeror or (2) require a period of delay to give the Offeror an opportunity to match or exceed the consideration offered in another Take-over Bid or transaction or (3) contain other similar limitations on a Locked-up Person's right to withdraw Shares from the Lock-up Agreement and not tender such Shares to the Lock-up Bid, so long as the limitation does not preclude the exercise by the Locked-up Person of the right to withdraw Shares in sufficient time to tender to the other Take-over Bid or participate in the other transaction; and

         (iii) does not provide for the payment by the Locked-up Person, in the event that the Locked-up Person fails to deposit or tender Shares to the Lock-up Bid or withdraws the Shares in order to tender to another Take-over Bid or participate in another transaction, of any "break-up" fees, "top-up" fees, penalties, expense reimbursement or other amounts that exceed in the aggregate the greater of:

               (A) the cash equivalent of 2.5% of the consideration that the Locked-up Person would have received under the Lock-up Bid; and

               (B) 50% of the amount by which the consideration payable to the Locked-up Person under another Take-over Bid or transaction exceeds the consideration such Locked-up Person would have received under the Lock-up Bid; and

          (iv) is disclosed to the public, including the Corporation, by making copies thereof available not later than the date on which the Lock-up Bid has been publicly announced (or, if the Lock-up Bid has been publicly announced prior to the date on which the Lock-up Agreement is entered into, not later than such date);

     (bb) "PERSON" includes any individual, body corporate, firm, partnership, association, cooperative, trust, trustee, executor, administrator, legal personal representative, group, unincorporated organization, syndicate, government or governmental agency or instrumentality or other entity;

     (cc) "PRO RATA ACQUISITION" means:

          (i) the acquisition of Shares as a result of a stock dividend, a stock split or other event pursuant to which a Person receives or acquires Shares on the same pro rata basis as all other holders of Shares;

          (ii) the acquisition of Shares pursuant to any regular dividend reinvestment plan or other plan made available by the Corporation to holders of all of its Shares;

          (iii) the receipt and/or exercise of rights issued by the Corporation to all the holders of Shares to subscribe for or purchase Shares, provided that such rights are acquired directly from the Corporation and not from any other Person; or

          (iv) the acquisition of Shares pursuant to a distribution of Shares, or Convertible Securities (and the conversion or exchange of such Convertible Securities), made by the Corporation under a prospectus or by way of private placement;

          provided that such Person does not thereby acquire a percentage of Shares or of such Convertible Securities that is greater than the percentage of Shares Beneficially Owned by such Person immediately prior to such acquisition;

     (dd) "RECORD TIME" means 5:00 p.m. (Toronto time) on September 25, 2000;

     (ee) "RIGHT" has the meaning ascribed thereto in the recitals hereto;

     (ff) "RIGHTS AGENT" means Montreal Trust Company of Canada;

     (gg) "RIGHTS CERTIFICATES" means the certificates representing the Rights after the Separation Time, which shall be in the form attached hereto as Exhibit A;

     (hh) "RIGHTS REGISTER" and "RIGHTS REGISTRAR" have the respective meanings ascribed thereto in subsection 2.3(a);

     (ii) "SECURITIES ACT (ONTARIO)" means the Securities Act, R.S.O. 1990, c. S.5, as amended, and the regulations and rules thereunder, and any comparable or successor laws or regulations thereto;

     (jj) "SEPARATION TIME" means, subject to subsection 6.1(c), the close of business on the eighth Trading Day after the earlier of:

          (i)  the Stock Acquisition Date; and

          (ii) the date of the commencement of, or first public announcement (provided such announcement is made after the Record Time) of, the intent of any Person (other than the Corporation or any Subsidiary of the Corporation) to commence a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid);

          or such later time as may be determined by the Board of Directors; provided that if the foregoing results in the Separation Time being prior to the Record Time, the Separation Time shall be the Record Time and provided further that, if any Take-over Bid referred to in clause
          (ii) of this subsection 1.1(ff) expires, or is cancelled, terminated or otherwise withdrawn prior to the Separation Time, such Take-over Bid shall be deemed, for the purposes of the subsection 1.1(ff), never to have been made;

     (kk) "SHARES" means the Common Shares, unless the context otherwise requires;

     (ll) "SHARE REDUCTION" has the meaning ascribed thereto in subclause 1.1(a)(ii)(A);

     (mm) "STOCK ACQUISITION DATE" means the date of the first public announcement (which for the purposes of this definition shall include, without limitation, the filing of a report pursuant to the Securities Act (Ontario)) by the Corporation or an Acquiring Person of facts indicating that a Person has become an Acquiring Person;

     (nn) "SUBSIDIARY" of a Person has the meaning ascribed thereto in the Securities Act (Ontario);

     (oo) "TAKE-OVER BID" means an Offer to Acquire Shares of the Corporation or other securities of the Corporation if, assuming that the Shares or other securities of the Corporation subject to the Offer to Acquire are acquired at the date of such Offer to Acquire by the Person making such Offer to Acquire, the Shares Beneficially Owned by the Person making the Offer to Acquire would constitute in the aggregate 20% or more of the Shares then outstanding;

     (pp) "TERMINATION TIME" means the time at which the right to exercise Rights shall terminate pursuant to subsection 6.1(f); and

     (qq) "TRADING DAY", when used with respect to any securities, means a day on which the principal Canadian securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if the securities are not listed or admitted to trading on any Canadian securities exchange, a Business Day.

1.2  Currency

     All sums of money which are referred to in this Agreement are expressed in lawful money of Canada, unless otherwise specified.

1.3  DESCRIPTIVE HEADINGS

     Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

1.4  REFERENCES TO AGREEMENT

     References to "this Agreement", "hereto", "herein" "hereby" "hereunder", "hereof " and similar expressions refer to this Agreement, as amended or supplemented from time to time, and not to any particular Article, section, subsection, clause, subclause, subdivision or other portion hereof and include any and every instrument supplemental or ancillary hereto.

1.5 CALCULATION OF NUMBER AND PERCENTAGE OF BENEFICIAL OWNERSHIP OF OUTSTANDING SHARES

     (a) For the purposes of this Agreement, in determining the percentage of the outstanding Shares with respect to which a Person is or is deemed to be the Beneficial Owner, all unissued Shares of which such Person is deemed to be the Beneficial Owner shall be deemed to be outstanding.

     (b) The percentage of outstanding Shares Beneficially Owned by any Person shall, for the purposes of this Agreement, be and be deemed to be the product determined by the formula:

                              100 x A
                           ---------------
                                 B

          where: A = the number of outstanding Shares Beneficially Owned by such Person; and

          B = the number of outstanding Shares.

     The percentage of outstanding Shares represented by any particular group of Shares acquired or held by any Person shall be determined in like manner mutatis mutandis.

1.6  ACTING JOINTLY OR IN CONCERT

     For the purposes of this Agreement, a Person is acting jointly or in concert with another Person if such Person has any agreement, arrangement, commitment or understanding (whether formal or informal and whether or not in writing) with such other Person to acquire or Offer to Acquire any Shares (other than (i) customary agreements with and between underwriters and banking group or selling group members with respect to a distribution of securities under a prospectus or by way of private placement and (ii) pursuant to a pledge of securities in the ordinary course of business).

                                   ARTICLE 2
                                   THE RIGHTS

2.1  LEGEND ON CERTIFICATES

     Certificates for Shares issued after the Record Time but prior to the earlier of the Separation Time and the Expiration Time shall evidence, in addition to the Shares, one Right for each Share evidenced thereby and shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

     UNTIL THE SEPARATION TIME (AS DEFINED IN THE RIGHTS AGREEMENT REFERRED TO BELOW), THIS CERTIFICATE ALSO EVIDENCES AND ENTITLES THE HOLDER HEREOF TO CERTAIN RIGHTS AS SET FORTH IN A SHAREHOLDER RIGHTS PLAN AGREEMENT, DATED AS OF THE 1ST DAY OF NOVEMBER, 2000 (THE "RIGHTS AGREEMENT") BETWEEN GOLDCORP INC. (THE "CORPORATION") AND MONTREAL TRUST COMPANY OF CANADA, AS RIGHTS AGENT, (AS THE SAME MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF) THE TERMS OF WHICH ARE HEREBY INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH MAY BE INSPECTED DURING NORMAL BUSINESS HOURS AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION. UNDER CERTAIN CIRCUMSTANCES, AS SET FORTH IN THE RIGHTS AGREEMENT SUCH RIGHTS MAY BE TERMINATED, MAY EXPIRE, MAY BECOME VOID (IF, IN CERTAIN CASES, THEY ARE "BENEFICIALLY OWNED" BY AN "ACQUIRING PERSON", AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT, WHETHER CURRENTLY HELD BY OR ON BEHALF OF SUCH PERSON OR ANY SUBSEQUENT HOLDER) OR MAY BE EVIDENCED BY SEPARATE CERTIFICATES AND MAY NO LONGER BE EVIDENCED BY THIS CERTIFICATE. THE CORPORATION WILL MAIL OR ARRANGE FOR THE MAILING OF A COPY OF THE RIGHTS AGREEMENT TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE AS SOON AS IS PRACTICABLE AFTER THE RECEIPT OF A WRITTEN REQUEST THEREFOR.

     Certificates representing Shares that are issued and outstanding at the Record Time shall evidence one Right for each Share evidenced thereby, notwithstanding the absence of the foregoing legend until the earlier of the Separation Time and the Expiration Time.

2.2  EXECUTION, AUTHENTICATION, DELIVERY AND DATING OF RIGHTS CERTIFICATES

     (a) The Rights Certificates shall be executed on behalf of the Corporation by any of the Chairman of the Board, the President or the Chief Executive Officer, together with any other of such persons or together with any one of the Secretary, the Treasurer, any Assistant Secretary or any Assistant Treasurer. The signature of any of the officers of the Corporation on the Rights Certificates may be manual or facsimile. Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Corporation shall bind the Corporation, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the countersignature and delivery of such Rights Certificates.

     (b) Promptly after the Corporation learns of the Separation Time, the Corporation will notify the Rights Agent of such Separation Time and will deliver Rights Certificates executed by the Corporation to the Rights Agent for countersignature, and the Rights Agent shall manually countersign and deliver such Rights Certificates to the holders of the Rights pursuant to subsection 3.1(c). No Rights Certificate shall be valid for any purpose until countersigned by the Rights Agent as aforesaid.

     (c) Each Rights Certificate shall be dated the date of the countersignature thereof.

2.3  REGISTRATION, REGISTRATION OF TRANSFER AND EXCHANGE

     (a) After the Separation Time, the Corporation will cause to be kept a register (the "RIGHTS REGISTER") in which, subject to such reasonable regulations as it may prescribe, the Corporation will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed the "RIGHTS REGISTRAR" for the purpose of maintaining the Rights Register for the Corporation and registering Rights and transfers of Rights as herein provided. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times. After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of subsection (c) of this section 2.3, the Corporation will execute, and the Rights Agent will manually countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificates so surrendered.

     (b) All Rights issued upon any registration of transfer or exchange of Rights Certificates shall be valid obligations of the Corporation, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.

     (c) Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Corporation or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder's attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this section 2.3, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) in connection therewith.

2.4  MUTILATED, DESTROYED, LOST AND STOLEN RIGHTS CERTIFICATES

     (a) If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, the Corporation shall execute and the Rights Agent shall manually countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as the Rights Certificate so surrendered.

     (b) If there shall be delivered to the Corporation and the Rights Agent prior to the Expiration Time: (i) evidence to their satisfaction of the destruction, loss or theft of any Rights Certificate; and (ii) such security or indemnity as may be required by them to save each of them and any of their agents harmless, then, in the absence of notice to the Corporation or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Corporation shall execute and upon its request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.

     (c) As a condition to the issuance of any new Rights Certificate under this section 2.4, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) in connection therewith.

     (d) Every new Rights Certificate issued pursuant to this section 2.4 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence the contractual obligation of the Corporation, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued by the Corporation.

2.5  PERSONS DEEMED OWNERS OF RIGHTS

     The Corporation, the Rights Agent and any agent of the Corporation or the Rights Agent may deem and treat the Person in whose name such Rights Certificate (or, prior to the Separation Time, the associated Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby, for all purposes whatsoever. As used in this Agreement, unless the context otherwise requires, the term "holder" of any Rights shall mean the registered holder of such Rights (or, prior to the Separation Time, the associated Shares).

2.6  DELIVERY AND CANCELLATION OF CERTIFICATES

     All Rights Certificates surrendered upon exercise or for redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the

Rights Agent. The Corporation may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder which the Corporation may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent. No Rights Certificate shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided for in this section 2.6, except as expressly permitted by this Agreement. The Rights Agent shall destroy all cancelled Rights Certificates and deliver a certificate of destruction to the Corporation.

2.7  AGREEMENT OF RIGHTS HOLDERS

     Every holder of Rights by accepting the same consents and agrees with the Corporation and the Rights Agent and with every other holder of Rights:

     (a) to be bound by and subject to the provisions of this Agreement, as amended from time to time in accordance with the terms hereof, in respect of the Rights held;

     (b) that prior to the Separation Time, each Right will be transferable only together with, and will be transferred by a transfer of, the associated Share certificate representing such Right;

     (c) that after the Separation Time, the Rights Certificates will be transferable only upon registration of the transfer on the Rights Register as provided herein;

     (d) that prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Share certificate) for registration of transfer, the Corporation, the Rights Agent and any agent of the Corporation or the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on such Rights Certificate or the associated Share certificate made by anyone other than the Corporation or the Rights Agent) for all purposes whatsoever, and neither the Corporation nor the Rights Agent shall be affected by any notice to the contrary;

     (e) that such holder of Rights has waived his right to receive any fractional Rights or any fractional Shares upon exercise of a Right (except as provided herein);

     (f) that without the approval of any holder of Rights and upon the sole authority of the Board of Directors acting in good faith, this Agreement may be supplemented or amended from time to time pursuant to and as provided herein; and

     (g) notwithstanding any contrary provision of this Agreement, neither the Corporation nor the Rights Agent shall have any liability to any holder of a Right or any other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation.

2.8  RIGHTS CERTIFICATE HOLDER NOT DEEMED A SHAREHOLDER

     No holder, as such, of any Right or Rights Certificate shall be entitled to vote, receive dividends or be deemed for any purpose whatsoever the holder of any Share which may at any time be issuable on the exercise of such Right, nor shall anything contained herein or in any Rights Certificate be construed or deemed to confer upon the holder of any Right or Rights Certificate, as such, any of the rights, titles, benefits or privileges of a shareholder of the Corporation or any right to vote at any meeting of shareholders of the Corporation whether for the election of directors or otherwise or upon any matter submitted to holders of any Shares at any meeting thereof, or to give or withhold consent to any action of the Corporation, or to receive notice of any meeting or other action affecting any shareholder of the Corporation except as expressly provided herein, or to receive dividends, distributions or subscription rights, or otherwise, until the Right or Rights evidenced by any Rights Certificate shall have been duly exercised in accordance with the terms and provisions hereof.


                                    ARTICLE 3
                             EXERCISE OF THE RIGHTS

3.1  INITIAL EXERCISE PRICE, EXERCISE OF RIGHTS, DETACHMENT OF RIGHTS

     (a) Subject to adjustment as herein set forth, from and after the Separation Time and prior to the Expiration Time, each Right will entitle the holder thereof to purchase one Common Share for the Exercise Price (which Exercise Price and number of Common Shares are subject to adjustment as set forth below).

     (b)  Until the Separation Time:

          (i) the Rights shall not be exercisable and no Right may be exercised; and

          (ii) each Right will be evidenced by the certificate for the associated Share registered in the name of the holder thereof (which certificate shall also be deemed to be a Rights Certificate) and will be transferable only together with, and will be transferred by a transfer of, such associated Share.

     (c)  From and after the Separation Time and prior to the Expiration Time:

          (i)  the Rights shall be exercisable; and

          (ii) the registration and transfer of the Rights shall be separate from and independent of Shares.

     Promptly following the Separation Time the Rights Agent will mail to each holder of record of Shares as of the Separation Time or, in the case of Conversion Shares issued after the Separation Time and prior to the close of business on the eighth Trading Day following the Stock Acquisition Date, promptly after such issue the Rights Agent will mail to the holders of the Convertible Securities pursuant to which the Conversion Shares were issued (other than to an Acquiring Person and other than, in respect of any Rights Beneficially Owned by such Acquiring Person which are not held of record by such Acquiring Person, to the holder of record of such Rights (a "NOMINEE")), at such holder's address as shown on the records of the Corporation (and the Corporation hereby agrees to furnish copies of such records to the Rights Agent for this purpose):

     (x) a Rights Certificate representing the number of Rights held by such holder at the Separation Time, in substantially the form of Exhibit A hereto, appropriately completed and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Corporation may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law, rule, regulation or judicial or administrative order or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to usage; and

     (y)  a disclosure statement describing the Rights;

provided that a Nominee shall be sent the materials provided for in clauses (x) and (y) only in respect of all Shares held of record by it which are not Beneficially Owned by an Acquiring Person.

     (d) Rights may be exercised in whole or in part on any Business Day after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent:

          (i)  the Rights Certificate evidencing such Rights;

          (ii) an election to exercise such Rights (an "ELECTION TO EXERCISE"), substantially in the form attached to the Rights Certificate, duly completed and executed by the holder or his executors or administrators or other personal representatives or his or their legal attorney duly appointed by an instrument in writing in form and executed in a manner satisfactory to the Rights Agent; and

         (iii) payment in cash, or by certified cheque, banker's draft or money order payable to the order of the Rights Agent (on behalf of the Corporation), of a sum equal to the applicable Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for the relevant Shares in a name other than that of the holder of the Rights being exercised.

     (e) Upon receipt of the Rights Certificate which is accompanied by a completed Election to Exercise that does not indicate that such Right is null and void as provided by subsection 4.1(b) and payment as set forth in subsection 3.1(d), the Rights Agent (unless otherwise instructed by the Corporation in the event that the Corporation is of the opinion that the Rights cannot be exercised in accordance with this Agreement) will thereupon promptly:

          (i) requisition from a transfer agent for the Common Shares, certificates representing the number of such Common Shares to be purchased (the Corporation hereby irrevocably authorizing its transfer agents to comply with all such requisitions);

          (ii) when appropriate, requisition from the Corporation the amount of cash to be paid in lieu of issuing fractional Common Shares;

         (iii) after receipt of such Common Share certificate, deliver the same to or to the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder;

          (iv) when appropriate, after receipt, deliver such cash referred to in clause (ii) above to or to the order of the registered holder of the Rights Certificate; and

          (v) tender to the Corporation all payments received on exercise of the Rights.

     (f) In case the holder of any Rights shall exercise less than all the Rights evidenced by such holder's Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised will be issued by the Rights Agent to such holder or to such holder's duly authorized assigns.

     (g)  The Corporation covenants and agrees that it will:

          (i) take all such action as may be necessary and within its power to ensure that all Common Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates representing such

               Common Shares (subject to payment of the Exercise Price), be duly and validly authorized, issued and delivered as fully paid and non-assessable;

          (ii) take all such actions as may be necessary and within its power to comply with any applicable requirements of the Securities Act (Ontario) and the securities act or comparable legislation of each of the other provinces of Canada and any other applicable law, rule or regulation, in connection with the issuance and delivery of the Rights Certificates and the issuance of any Common Shares upon exercise of Rights;

         (iii) use reasonable efforts to cause all Common Shares issued upon exercise of Rights to be listed on the principal exchanges on which the Common Shares were traded immediately prior to the Stock Acquisition Date;

          (iv) cause to be reserved and kept available out of its authorized and unissued Common Shares the number of Common Shares that, as provided in this Agreement, will from time to time be sufficient to permit the exercise in full of all outstanding Rights; and

          (v) pay when due and payable any and all federal and provincial transfer taxes (for greater certainty not including any income taxes of the holder or exercising holder or any liability of the Corporation to withhold tax) which may be payable in respect of the original issuance or delivery of the Rights Certificates, provided that the Corporation shall not be required to pay any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for Common Shares in a name other than that of the holder of the Rights being transferred or exercised.

3.2  ADJUSTMENTS TO EXERCISE PRICE, NUMBER OF RIGHTS

     The Exercise Price, the number of Common Shares or other securities subject to purchase upon the exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this section 3.2.

     (a) If the Corporation shall at any time after the Record Time and prior to the Expiration Time:

          (i) declare or pay a dividend on its Shares payable in Shares (or other securities exchangeable for or convertible into or giving a right to acquire Shares) other than pursuant to any dividend reinvestment program;

          (ii) subdivide or change the outstanding Shares into a greater number of Shares; or

         (iii) combine or change the outstanding Shares into a smaller number of Shares; or

          (iv) issue any Shares (or other securities exchangeable for or convertible into or giving a right to acquire Shares) in respect of, in lieu of or in exchange for existing Shares,

          the Exercise Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or other change, and the number of Shares or other securities, as the case may be, issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive, upon payment of the applicable Exercise Price then in effect, the aggregate number of Common Shares or other securities, as the case may be, which, if such Right had been exercised immediately prior to such date and at a time when the share transfer books of the Corporation were open, such holder would have been entitled to receive as a result of such dividend, subdivision, combination or reclassification.

     (b) In case the Corporation shall at any time after the Record Time and prior to the Expiration Time fix a record date for the issuance of rights, options or warrants to all holders of Shares entitling them to subscribe for or purchase (for a period expiring within 60 calendar days after such record date) Common Shares (or shares having the same rights, privileges and preferences as Common Shares ("equivalent COMMON SHARES")) or securities convertible into Common Shares or equivalent Common Shares at a price per Common Share or per equivalent Common Share (or having a conversion price per share, if a security convertible into Common Shares or equivalent Common Shares) less than 90% of the Market Price per Common Share on the second Trading Day immediately preceding such record date, the Exercise Price in respect of the Rights to be in effect after such record date shall be determined by multiplying the Exercise Price in respect of the Rights in effect immediately prior to such record date by a fraction: (i) the numerator of which shall be the number of Common Shares outstanding on such record date, plus the number of Common Shares that the aggregate offering price of the total number of Common Shares and/or equivalent Common Shares so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Market Price per Common Share; and (ii) the denominator of which shall be the number of Common Shares outstanding on such record date, plus the number of additional Common Shares and/or equivalent Common Shares to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible). In case such subscription price may be paid by delivery of consideration, part or all of which may be in a form other than cash, the value of such consideration shall be determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights. Such adjustments shall be made successively whenever such a record date is fixed and, in the event that such rights or warrants are not so issued, the Exercise Price in respect of the Rights shall be readjusted to be the Exercise Price which would then be in effect if such record date had not been fixed.

     (c) For purposes of this Agreement, the granting of the right to purchase Common Shares (whether from treasury or otherwise) pursuant to a dividend reinvestment plan or any employee benefit, stock option or similar plans shall be deemed not to constitute an issue of rights, options or warrants by the Corporation; provided, however, that in all such cases the right to purchase Common Shares is at a price per share that is not less than 90% of the current market price per share (determined as provided in such plans) of the Common Shares.

     (d) If the Corporation shall at any time after the Record Time and prior to the Expiration Time fix a record date for a distribution to all holders of Common Shares (including any such distribution made in connection with a merger in which the Corporation is the continuing corporation) of evidences of indebtedness or assets, including cash (other than a dividend paid in the ordinary course or a dividend paid in Common Shares, but including any dividend payable in securities other than Common Shares), or subscription rights or warrants entitling them to subscribe for or purchase Common Shares (excluding those referred to in subsection 3.2(b)) at a price per Common Share that is less than 90% of the Market Price per Common Share on the second Trading Day immediately preceding such record date, the Exercise Price in respect of the Rights to be in effect after such record date shall be determined by multiplying the Exercise Price in respect of the Rights in effect immediately prior to such record date by a fraction: (i) the numerator of which shall be the Market Price per Common Share on such record date, less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights) of the portion of the cash, assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to a Common Share; and (ii) the denominator of which shall be such Market Price per Common Share. Such adjustments shall be made successively whenever such a record date is fixed and, in the event that such distribution is not so made, the Exercise Price in respect of the Rights shall be adjusted to be the Exercise Price in respect of the Rights which would have been in effect if such record date had not been fixed.

     (e) Notwithstanding anything herein to the contrary, no adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such Exercise Price; provided, however, that any adjustments which by reason of this subsection 3.2(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this section 3.2 shall be made to the nearest cent or to the nearest ten-thousandth of a Common Share or other share, as the case may be. Notwithstanding the first sentence of this subsection 3.2(e), any adjustment required by this section 3.2 shall be made no later than the earlier of (i) three years from the date of the transaction giving rise to such adjustment and (ii) the Expiration Time.

     (f) If, as a result of an adjustment made pursuant to section 4.1, the holder of any Right thereafter exercised shall become entitled to receive any shares other than Common Shares, thereafter the number of such other shares so receivable upon exercise of any Right and the applicable Exercise Price thereof shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as is practicable to the provisions with respect to the Common Shares contained in this section 3.2, and the provisions of this Agreement with respect to the Common Shares shall apply on like terms to any such other shares.

     (g) All Rights originally issued by the Corporation subsequent to any adjustment made to the Exercise Price hereunder shall evidence the right to purchase, at the adjusted Exercise Price, that number of Common Shares purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

     (h) Unless the Corporation shall have exercised its election as provided in subsection 3.2(i), upon each adjustment of the Exercise Price as a result of the calculations made in subsections 3.2(b) and (d), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of Common Shares (calculated to the nearest one ten-thousandth of a share) determined by:

          (i)  multiplying:

               (A) the number of such Common Shares which would have been issuable upon the exercise of a Right immediately prior to this adjustment; by

               (B) the Exercise Price in effect immediately prior to such adjustment of the Exercise Price; and

          (ii) dividing the product so obtained by the Exercise Price in effect immediately after such adjustment of the Exercise Price.

     (i) The Corporation may elect on or after the date of any adjustment of the Exercise Price to adjust the number of Rights, in lieu of any adjustment in the number of Common Shares purchasable upon the exercise of a Right. Each of the Rights outstanding after the adjustment in the number of Rights shall be exercisable for the number of Common Shares for which such a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one ten-thousandth) obtained by dividing the Exercise Price in effect immediately prior to adjustment of the Exercise Price by the Exercise Price in effect immediately after adjustment of the Exercise Price. The Corporation shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Exercise Price is adjusted or any day thereafter, but, if the Rights Certificates have been issued, shall be at least 10 days later than the date of the public announcement. If Rights Certificates have been issued, upon each adjustment of the number of Rights pursuant to this subsection 3.2(i), the Corporation shall, as promptly as is practicable, cause to be distributed to holders of record of Rights Certificates on such record date, Rights Certificates evidencing, subject to section 6.5, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Corporation, shall cause to be distributed to such holders of record in substitution and replacement for the Rights Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Corporation, new Rights Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Rights Certificates to be so distributed shall be issued, executed and countersigned in the manner provided for herein and may bear, at the option of the Corporation, the adjusted Exercise Price and shall be registered in the names of holders of record of Rights Certificates on the record date specified in the public announcement.

     (j) Irrespective of any adjustment or change in the Exercise Price or the number of Common Shares issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the Exercise Price per Common Share and the number of Common Shares which were expressed in the initial Rights Certificates issued hereunder.

     (k) In any case in which this section 3.2 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, the Corporation may elect to defer, until the occurrence of such event, the issuance to the holder of any Right exercised after such record date of the number of Common Shares and other securities of the Corporation, if any, issuable upon such exercise over and above the number of Common Shares and other securities of the Corporation, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment; provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional Common Shares (fractional or otherwise) or other securities upon the occurrence of the event requiring such adjustment.

     (l) Notwithstanding anything in this section 3.2 to the contrary, the Corporation shall be entitled to make such reductions in the Exercise Price in addition to those adjustments expressly required by this section 3.2, as and to the extent that in its good faith judgment the Board of Directors shall determine to be advisable in order that any:
          (i) consolidation or subdivision of Common Shares; (ii) issuance wholly for cash of any Common Share or securities that by their terms are convertible into or exchangeable for Common Shares; (iii) stock dividends; or (iv) issuance of rights, options or warrants referred to in this section 3.2, hereafter made by the Corporation to holders of its Common Shares, shall not be taxable to such shareholders.

     (m) The Corporation covenants and agrees that, after the Separation Time, it will not, except as permitted by section 6.1, 6.2 or 6.6, take (or permit any Subsidiary of the Corporation to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.

     (n)  Whenever an adjustment to the Exercise Price is made pursuant to this
          Section 3.2, the Corporation shall: (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment; and (ii) promptly file with the Rights Agent and with each transfer agent for the Common Shares a copy of such certificate and mail a brief summary thereof to each holder of Rights. Failure to file such certificate or cause such summary to be mailed as aforesaid, or any defect therein, shall not affect the validity of any such adjustment or change.

3.3  DATE ON WHICH EXERCISE IS EFFECTIVE

     Each Person in whose name any certificate for Common Shares is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Common Shares represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly surrendered (together with a duly completed Election to Exercise) and payment of the Exercise Price for such Rights (and any applicable transfer taxes and other governmental charges payable by the exercising holder hereunder) was made; provided, however, that if the date of such surrender and payment is a date upon which the relevant Common Share transfer books of the Corporation are closed, such Person shall be deemed to have become the holder of record of such Common Shares on, and such certificate shall be dated, the next succeeding Business Day on which the relevant Common Share transfer books of the Corporation are open.


                                   ARTICLE 4
         ADJUSTMENTS TO THE RIGHTS IN THE EVENT OF CERTAIN TRANSACTIONS

4.1  FLIP-IN EVENT

     (a) Subject to subsection 4.1(b) and sections 6.1 and 6.2, if prior to the Expiration Time a Flip-in Event shall occur, each Right shall constitute, effective on and after the later of its date of issue and the close of business on the eighth Trading Day following the Stock Acquisition Date, the right to purchase from the Corporation, upon payment of the Exercise Price and otherwise exercising such Right in accordance with the terms hereof, that number of Common Shares having an aggregate Market Price on the date of consummation or occurrence of such Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in a manner analogous to the applicable adjustments provided for in section 3.2 upon each occurrence after the Stock Acquisition Date of any event analogous to any of the events described in section 3.2).

     (b) Notwithstanding anything in this Agreement to the contrary, upon the occurrence of any Flip-in Event, any Rights that are or were Beneficially Owned on or after the earlier of the Separation Time and the Stock Acquisition Date by: (i) an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person); or (ii) a transferee or other successor in title, directly or indirectly, (a "TRANSFEREE") of Rights held by an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person) who becomes a Transferee concurrently with or subsequent to the Acquiring Person becoming an Acquiring Person in a transfer that the Board of Directors has determined is part of a plan, arrangement or scheme of an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person), that has the purpose or effect of avoiding clause 4.1(b)(i), shall become null and void without any further action, and any holder of such Rights (including any Transferee) thereafter shall not have any right whatsoever to exercise such Rights under any provision of this Agreement and shall not have any other rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise.

     (c) Any Rights Certificate that represents Rights Beneficially Owned by a Person described in clause 4.1(b)(i) or (ii) or transferred to any nominee of any such Person, and any Rights Certificate issued upon transfer, exchange, replacement or adjustment of any such Rights Certificate, shall contain the following legend:

               "The Rights represented by this Rights Certificate were Beneficially Owned by a Person who was an Acquiring Person or who was an Affiliate or an Associate of an Acquiring Person (as such terms are defined in the Rights Agreement) or was acting jointly or in concert with any of them. This Rights Certificate and the Rights represented hereby shall become void in the circumstances specified in section 4.1(b) of the Rights Agreement."

          Notwithstanding the foregoing, the Rights Agent shall not be responsible to ascertain the existence of facts that would require the inclusion of such legend on any Rights Certificate but shall be required to impose such legend only if instructed to do so by the Corporation or if a holder fails to certify upon a transfer or exchange of Rights, in the space provided therefor on the Rights Certificate, that such holder is not an Acquiring Person or an Affiliate or Associate thereof.

     (d) If there shall not be sufficient Common Shares authorized for issuance to permit the exercise in full of the Rights in accordance with this section 4.1, the Corporation shall take all such action as may be necessary to authorize additional Common Shares for issuance upon the exercise of the Rights.

     (e) From and after the Separation Time, the Corporation shall do all such acts and things as shall be necessary and within its power to ensure compliance with the provisions of this section 4.1 including, without limitation, all such acts and things as may be required to satisfy the requirements of the Securities Act (Ontario) or comparable legislation of any other applicable jurisdiction in respect of the issue of Common Shares upon the exercise of Rights in accordance with this Agreement.


                                    ARTICLE 5
                                THE RIGHTS AGENT

5.1  GENERAL

     (a) The Corporation hereby appoints the Rights Agent to act as agent for the Corporation and the holders of Rights in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Corporation may from time to time appoint such one or more Co-Rights Agents as it may deem necessary or desirable. In the event the Corporation appoints one or more Co-Rights Agents, the respective duties of the Rights Agent and Co-Rights Agents shall be as the Corporation may determine with the prior consent of the Rights Agent and the Co-Rights Agents. The Corporation agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements reasonably incurred in the execution and administration of this Agreement and the exercise and performance of its duties hereunder (including the reasonable fees and other disbursements of any expert retained by the Rights Agent with the approval of the Corporation, such approval not to be unreasonably withheld). The Corporation also agrees to indemnify the Rights Agent, its directors, officers, employees and agents for, and to hold each of them harmless against, any loss, liability, cost, claim, action, damage or expense, incurred without negligence, bad faith or wilful misconduct on the part of the Rights Agent or its directors, officers, employees or agents, for anything done, suffered or omitted by the Rights Agent in connection with the acceptance, execution and administration of this Agreement and the exercise and performance of its duties hereunder, including the costs and expenses of defending against any claim of liability, which right to indemnification will survive the termination of this Agreement or the resignation or removal of the Rights Agent.

     (b) The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any certificate for Shares, Rights Certificate, certificate for other securities of the Corporation, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

     (c) The Corporation shall inform the Rights Agent in a reasonably timely manner of events that may materially affect the administration of this Agreement by the Rights Agent and at any time, upon request, shall provide to the Rights Agent an incumbency certificate with respect to the then current directors of the Corporation.

5.2  MERGER, AMALGAMATION OR CHANGE OF NAME OF RIGHTS AGENT

     (a) Any corporation into which the Rights Agent or any successor Rights Agent may be merged or amalgamated or with which it may be consolidated, or any corporation resulting from any merger, amalgamation or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any corporation succeeding to the shareholder or stockholder services business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of section 5.4 hereof. In case at the time such successor Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Agreement.

     (b) In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

5.3  DUTIES OF RIGHTS AGENT

     The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Corporation and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

     (a) the Rights Agent may consult with legal counsel (who may be legal counsel for the Corporation) and the opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion; the Rights Agent may also, with the approval of the Corporation (such approval not to be unreasonably withheld) and at the expense of the Corporation, consult with such other experts as the Rights Agent shall consider necessary or appropriate to properly carry out the duties and obligations imposed under this Agreement and the Rights Agent shall be entitled to rely in good faith on the advice of any such expert;

     (b) whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Corporation prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by a Person believed by the Rights Agent to be the Chairman of the Board, the President or any Vice-President and by the Treasurer or any Assistant-Treasurer or the Secretary or any Assistant-Secretary of the Corporation and delivered to the Rights Agent, and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate;

     (c) the Rights Agent will be liable hereunder only for its own negligence, bad faith or willful misconduct;

     (d) the Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates for Shares or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Corporation only;

     (e) the Rights Agent will not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any Share certificate or Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Corporation of any covenant or condition contained in this Agreement or in any Rights Certificate, nor will it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to subsection 4.1(b)) or any adjustment required under the provisions of section 3.2 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by section 3.2 describing any such adjustment); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization of any Common Shares to be issued pursuant to this Agreement or any Rights or as to whether any Shares will, when issued, be duly and validly authorized, executed, issued and delivered as fully paid and non-assessable;

     (f) the Corporation agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement;

     (g) the Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any Person believed by the Rights Agent to be the Chairman of the Board, the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, any Vice-President, the Secretary, any Assistant-Secretary, the Treasurer or any Assistant-Treasurer of the Corporation, and to apply to such Persons for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in reliance upon and in accordance with the instructions of any such Person; such instructions to the Rights Agent shall, except where circumstances make it impracticable or the Rights Agent otherwise agrees, be given in writing and, where not in writing, such instructions shall be confirmed in writing as soon as reasonably practicable after the giving of such instructions;

     (h) the Rights Agent and any shareholder or stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in Shares, Rights or other securities of the Corporation or become pecuniarily interested in any transaction in which the Corporation may be interested, or contract with or lend money to the Corporation or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement; nothing herein shall preclude the Rights Agent from acting in any other capacity for the Corporation or for any other legal entity; and

     (i) the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Corporation resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

5.4  CHANGE OF RIGHTS AGENT

     The Rights Agent may resign and be discharged from its duties under this Agreement upon 60 days' notice in writing (or such lesser notice as is acceptable to the Corporation) mailed to the Corporation and to each transfer agent of Shares by registered or certified mail, and to the holders of the Rights in accordance with section 6.9. The Corporation may remove the Rights Agent upon 30 days' notice in writing given to the Rights Agent and to each transfer agent of the Shares by personal delivery or by registered or certified mail, and to the holders of the Rights in accordance with section 6.9. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Corporation will appoint a successor to the Rights Agent. If the Corporation fails to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent then the resigning Rights Agent or any holder of any Rights may apply to any court of competent jurisdiction at the expense of the Corporation for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Corporation or by such a court, shall be a corporation incorporated under the laws of Canada or a province thereof authorized to carry on the business of a trust company in the Province of Ontario. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall, upon reimbursement of any expenses owing by the Corporation to the predecessor Rights Agent under this Agreement, deliver and transfer to the successor Rights Agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Corporation will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Shares, and mail a notice thereof in writing to the holders of the Rights. Failure to give any notice provided for in this section 5.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.


                                    ARTICLE 6
                                  MISCELLANEOUS

6.1  REDEMPTION OF RIGHTS

     (a) Until the occurrence of a Flip-in Event, as to which the application of section 4.1 has not been waived pursuant to section 6.2, the Board of Directors:

          (i) may, at any time prior to the Separation Time, with the prior consent of the holders of Shares given in accordance with subsection 6.6(e), or

          (ii) may, at any time after the Separation Time, with the prior consent of the holders of Rights given in accordance with subsection 6.6(f),

          elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $0.001 per Right, appropriately adjusted in a manner analogous to the applicable adjustment provided for in section 3.2, if an event of the type analogous to any of the events described in section 3.2 shall have occurred (such redemption price being herein referred to as the "REDEMPTION PRICE").

     (b) If a Person acquires, pursuant to a Permitted Bid or a Competing Permitted Bid or pursuant to an Exempt Acquisition occurring under subsection 6.2(b), outstanding Shares, other than Shares Beneficially Owned at the date of such Permitted Bid, Competing Permitted Bid or Exempt Acquisition by such Person, the Board of Directors of the Corporation shall immediately upon such acquisition and without further formality be deemed to have elected to redeem the Rights at the Redemption Price.

     (c) Where a Take-over Bid that is not a Permitted Bid or Competing Permitted Bid expires, is withdrawn or otherwise terminated after the Separation Time has occurred and prior to the occurrence of a Flip-in Event, the Board of Directors may elect to redeem all of the outstanding Rights at the Redemption Price.

     (d) If the Board of Directors elects to redeem or is deemed to have elected to redeem the Rights, (i) the right to exercise the Rights will thereupon, without further action and without notice, terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price, and
          (ii) subject to subsection 6.1(f), no further Rights shall thereafter be issued.

     (e) Within 10 Business Days after the Board of Directors elects or is deemed to have elected to redeem the Rights, the Corporation shall give notice of redemption to the holders of the then outstanding Rights by mailing such notice to each such holder at his last address as it appears upon the Rights Register of the Rights Agent, or, prior to the Separation Time, on the share register maintained by the Corporation's transfer agent or transfer agents. Each such notice of redemption shall state the method by which the payment of the Redemption Price shall be made.

     (f) Upon the Rights being redeemed pursuant to subsection 6.1(c), all the provisions of this Agreement shall continue to apply as if the Separation Time had not occurred and as if Rights Certificates representing the number of Rights held by each holder of record of Common Shares as of the Separation Time had not been mailed to each such holder, and for all purposes of this Agreement the Separation Time shall be deemed not to have occurred.

6.2  WAIVER OF FLIP-IN EVENTS

     (a) With the prior consent of the holders of Shares obtained in accordance with subsection 6.6(b), the Board of Directors may, at any time prior to the occurrence of a Flip-in Event that would occur by reason of an acquisition of Common Shares (other than pursuant to a Take-over bid made by means of a take-over bid circular to all holders of record of Shares or other than in the circumstances set forth in subsection 6.2(c)), waive the application of section 4.1 to such Flip-in Event by written notice delivered to the Rights Agent. In such event, the Board of Directors shall extend the Separation Time to a date at least 10 Business Days after the meeting of shareholders called to approve such waiver.

     (b) The Board of Directors may, at any time prior to the occurrence of a Flip-in Event that would occur as a result of a Take-over Bid made by way of a take-over bid circular sent to all holders of record of Shares, waive the application of section 4.1 to such Flip-in Event by written notice delivered to the Rights Agent, provided, however, that if the Board of Directors waives the application of section 4.1 to such a Flip-in Event, the Board of Directors shall be deemed to have waived the application of section 4.1 to any other Flip-in Event occurring by reason of any Take-over Bid which is made by means of a take-over bid circular to all holders of record of Shares prior to the expiry of any Take-over Bid in respect of which a waiver is, or is deemed to have been, granted under this subsection 6.2(b).

     (c) The Board of Directors may waive the application of section 4.1 to a Flip-in Event provided that the following conditions are satisfied:

          (i) the Board of Directors has determined that the Acquiring Person became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person; and

          (ii) such Acquiring Person has reduced its Beneficial Ownership of Shares such that at the time of the waiver pursuant to this subsection 6.2(c), it is no longer an Acquiring Person.

6.3  EXPIRATION

     No Person shall have any rights pursuant to this Agreement or in respect of any Right after the Expiration Time, except the Rights Agent as specified in section 5.1.

6.4  ISSUANCE OF NEW RIGHTS CERTIFICATES

     Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Corporation may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by the Board of Directors to reflect any adjustment or change in the number or kind or class of shares purchasable upon exercise of Rights made in accordance with the provisions of this Agreement.

6.5  FRACTIONAL RIGHTS AND FRACTIONAL SHARES

     (a) The Corporation shall not be required to issue fractions of Rights or to distribute Rights Certificates which evidence fractional Rights. In lieu of such fractional Rights, there shall be paid to the registered holders of the Rights Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the fraction of the Market Price of a whole Right that the fraction of a Right which would otherwise be issuable is of one whole Right.

     (b) The Corporation shall not be required to issue fractions of Common Shares upon exercise of the Rights or to distribute certificates which evidence fractional Common Shares. In lieu of issuing fractional Common Shares, the Corporation shall pay to the registered holders of Rights Certificates, at the time such Rights are exercised as herein provided, an amount in cash equal to the same fraction of the Market Price of a whole Common Share that the fraction of a Common Share which would otherwise be issuable upon the exercise of such right is of one whole Common Share at the date of such exercise.

6.6  Supplements and Amendments

     (a) The Corporation may from time to time prior to or after the Separation Time supplement or amend this Agreement without the approval of any holders of Rights or Shares in order to correct any clerical or typographical error or to maintain the validity and effectiveness of this Agreement as a result of any change in applicable laws, rules or regulatory requirements. Notwithstanding anything in this section 6.6 to the contrary, no such supplement or amendment shall be made to the provisions or Article 5 except with the written concurrence of the Rights Agent to such supplement or amendment.

     (b) Subject to subsection 6.6(a), the Corporation may, with the prior consent of the holders of Rights or Shares obtained as set forth below, at any time prior to the Separation Time, amend, vary or rescind any of the provisions of this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally) in order to effect any amendments, variations or rescissions of any of the provisions of this Agreement which the Board of Directors, acting in good faith, considers necessary or desirable.

     (c) Subject to subsection 6.6(a), the Corporation may, with the prior consent of the holders of Rights obtained as set forth below, at any time after the Separation Time and prior to the Expiration Time, amend, vary or rescind any of the provisions of this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally); provided that no such amendment, variation or deletion shall be made to the provisions of Article 5 except with the written concurrence of the Rights Agent thereto. Such consent shall be deemed to have been given if the action requiring such approval is authorized by the affirmative vote of a majority of the votes cast by the holders of Rights (other than any holder of Rights whose Rights have become null and void pursuant to the provisions hereof) present or represented at and entitled to vote at a meeting of the holders of Rights. For the purposes hereof the procedures for the calling, holding and conduct of a meeting of the holders of Rights shall be those, as nearly as may be, which are provided in the

          Corporation's by-laws with respect to meetings of its shareholders and each Right shall be entitled to one vote at any such meeting.

     (d) Any amendments made by the Corporation to this Agreement pursuant to subsection 6.6(a) which are required to maintain the validity and effectiveness of this Agreement as a result of any change in any applicable laws, rules or regulatory requirements shall:

          (i) if made before the Separation Time, be submitted to the holders of Shares at the next meeting of holders of Shares and the holders of Shares may, voting as set forth below, confirm or reject such amendment; and

          (ii) if made after the Separation Time, be submitted to the holders of Rights (voting as set forth below) for confirmation or rejection.

          Any such amendment shall, unless the Board of Directors otherwise stipulates, be effective from the date of the resolution of the Board of Directors adopting such amendment, until it is confirmed or rejected or until it ceases to be effective (as described in the next sentence) and, where such amendment is confirmed, it shall continue in effect in the form so confirmed. If such amendment is rejected by the holders of Shares or the holders of Rights or is not submitted to the holders of Shares or holders of Rights as required, then such amendment shall cease to be effective from and after the termination of the meeting at which it was rejected or to which it should have been but was not submitted or, if such a meeting of the holders of Rights is not called within 90 days, at the end of such period, and no subsequent resolution of the Board of Directors to amend this Agreement to substantially the same effect shall be effective until confirmed by the holders of Shares or holders of Rights as the case may be.

     (e) Any approval of the holders of Shares required under this Agreement shall be deemed to have been given if the action requiring such approval is approved by (i) affirmative votes of the holders of Shares present or represented in person or by proxy at a meeting of such holders duly held in accordance with applicable laws and the by-laws of the Corporation or (ii) a written instrument signed by holders of more than 50% of the outstanding Shares held by Independent Shareholders.

     (f) Any approval of the holders of Rights required under this Agreement shall be deemed to have been given if the action requiring such approval is authorized by the affirmative votes of the holders of Rights present or represented at and entitled to be voted at a meeting of the holders of Rights and representing a majority of the votes cast in respect thereof. For the purposes hereof, each outstanding Right (other than Rights which are void pursuant to the provisions hereof) shall be entitled to one vote, and the procedures for the calling, holding and conduct of the meeting shall be those, as nearly as may be, which are provided in the Corporation's by-laws, the OBCA and any other applicable law, rule or regulation with respect to meetings of shareholders of the Corporation.

6.7  RIGHTS OF ACTION

     Subject to the terms of this Agreement, all rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective holders of the Rights; and any holder of any Rights, without the consent of the Rights Agent or of the holder of any other Rights, may, on such holder's own behalf and for such holder's own benefit and the benefit of other holders of Rights, enforce, and may institute and maintain any suit, action or proceeding against the Corporation to enforce, or otherwise act in respect of, such holder's right to exercise such holder's Rights in the manner provided in such holder's Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations of, and injunctive relief against actual or threatened violations of the obligations of, any Person subject to this Agreement.

6.8  NOTICE OF PROPOSED ACTIONS

     In case the Corporation shall propose after the Separation Time and prior to the Expiration Time:

     (a) to effect or permit (in cases where the Corporation's permission is required) any Flip-in Event; or

     (b) to effect the liquidation, dissolution or winding-up of the Corporation or the sale of all or substantially all of the Corporation's assets;

then, in each such case, the Corporation shall give to each holder of a Right, in accordance with section 6.9, a notice of such proposed action, which shall specify the date on which such Flip-in Event, liquidation, dissolution or winding-up is to take place, and such notice shall be so given at least 20 Business Days prior to the date of taking such proposed action.

6.9  NOTICES

     Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on the Corporation shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

     Montreal Trust Company of Canada
     100 University Avenue
     11th Floor,
     Toronto, Ontario, Canada
     M5J 2Y1

     Attention:  Senior Manager, Client Services

Any notice or demand authorized or required by this Agreement to be given or made by the Corporation or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Corporation) as follows:

     Goldcorp Inc.
     Suite 2700
     145 King Street West
     Toronto, Ontario, Canada
     M5H 1J8

     Attention: Chairman

Notices or demands authorized or required by this Agreement to be given or made by the Corporation or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the registry books of the Rights Agent or, prior to the Separation Time, on the registry books of the Corporation for the Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice.

6.10 COSTS OF ENFORCEMENT

     The Corporation agrees that if it or any other Person the securities of which are purchasable upon exercise of Rights fails to fulfil any of its obligations pursuant to this Agreement, then the Corporation or such Person will reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by such holder in actions to enforce his rights pursuant to any Rights or this Agreement.

6.11 SUCCESSORS

     All the covenants and provisions of this Agreement by or for the benefit of the Corporation or the Rights Agent shall bind and enure to the benefit of their respective successors and assigns hereunder.

6.12 BENEFITS OF THIS AGREEMENT

     Nothing in this Agreement shall be construed to give to any Person other than the Corporation, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Corporation, the Rights Agent and the holders of the Rights.

6.13 GOVERNING LAW

     This Agreement and each Right issued hereunder shall be deemed to be a contract made under the laws of the Province of Ontario and for all purposes shall be governed by and construed in accordance with the laws of such province applicable to contracts to be made and performed entirely within such province.

6.14 COUNTERPARTS

     This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

6.15 SEVERABILITY

     If any section, subsection, clause, subclause, term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such section, subsection, clause, subclause, term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining sections, subsections, clauses, subclauses, terms and provisions hereof or the application of such section, subsection, clause, subclause, term or provision to circumstances other than those as to which it is held invalid or unenforceable.

6.16 EFFECTIVE DATE

     This Agreement is in full force and effect in accordance with its terms from the date hereof.

6.17 DETERMINATIONS AND ACTIONS BY THE BOARD OF DIRECTORS

     Except as provided otherwise herein, the Board of Directors shall have the exclusive power and authority to administer this Agreement in accordance with the terms hereof. All actions, calculations and determinations (including any omissions with respect thereto) made or done by the Board of Directors in good faith shall not subject the Board of Directors, or any director of the Corporation, to any liability to the holders of Rights.

6.18 TIME OF THE ESSENCE

     Time shall be of the essence in this Agreement.

6.19 REGULATORY APPROVALS

     Any obligation of the Corporation or action contemplated by this Agreement shall be subject to the receipt of any requisite approval or consent from any applicable regulatory authority including, without limiting the generality of the foregoing, any necessary approvals of The Toronto Stock Exchange.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                   GOLDCORP INC.

                              by: ______________________________________________
                                   Authorized Officer


                                   MONTREAL TRUST COMPANY OF CANADA

                              by: ______________________________________________
                                   Authorized Officer

                                    EXHIBIT A

                           FORM OF RIGHTS CERTIFICATE



Certificate
No.                                                                       Rights
               _________________________               _________________________


                               RIGHTS CERTIFICATE

This certifies that ________________ is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Shareholder Rights Plan Agreement, as the same may be amended or supplemented from time to time, made as of the 1st day of November, 2000 (the "Rights Agreement") between Goldcorp Inc., a corporation amalgamated and existing under the laws of the Province of Ontario (the "Corporation") and Montreal Trust Company of Canada, a trust company existing under the laws of Canada, as rights agent (the "Rights Agent", which term shall include any successor Rights Agent under the Rights Agreement) to purchase from the Corporation at any time after the Separation Time and prior to the Expiration Time (as such terms are defined in the Rights Agreement), one fully paid common share of the Corporation (a "Common Share") at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate together with the Form of Election to Exercise and Declaration of Ownership duly executed and submitted to the Rights Agent at its principal office in any of the cities of Vancouver, Calgary, Regina, Winnipeg, Toronto, Montreal and Halifax. The Exercise Price shall initially be $50.00 per Common Share and shall be subject to adjustment in certain events as provided in the Rights Agreement.

     This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Rights Agent, the Corporation and the holders of the Rights Certificates. Copies of the Rights Agreement are on file at the registered office of the Corporation and are available upon written request.

     This Rights Certificate, with or without other Rights Certificates, upon surrender at any of the offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

     Subject to the provisions of the Rights Agreement, the Rights evidenced by this Rights Certificate (i) may be, and under certain circumstances are required to be, redeemed by the Corporation at a redemption price of $0.001 per Right and
(ii) may be exchanged at the option of the Corporation for cash, debt or equity securities or other assets of the Corporation.

     No fractional Common Shares will be issued upon the exercise of any Right or Rights evidenced hereby, but in lieu thereof a cash payment will be made, as provided in the Rights Agreement.

     No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of Common Shares or of any other shares of the Corporation which may at any time be issuable upon the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Corporation or any right to vote for the election of directors or upon any matter submitted to shareholders of the Corporation at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders of the Corporation, or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.

     This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been manually countersigned by the Rights Agent.

     WITNESS the facsimile signature of the proper officers of the Corporation and its corporate seal.

Date: November o, 2000

                                   GOLDCORP INC.
                                   by: _________________________________________

                                   by: _________________________________________

Countersigned:
MONTREAL TRUST COMPANY OF CANADA
by: _______________________________
          Authorized Officer

                          FORM OF ELECTION TO EXERCISE



TO:  MONTREAL TRUST COMPANY OF CANADA

     The undersigned hereby irrevocably elects to exercise ___________________ whole Rights represented by the attached Rights Certificate to purchase the Common Shares issuable upon the exercise of such Rights and requests that certificates for such Common Shares be issued to:

     Name
     _________________________________________________________________
     Address
     _________________________________________________________________
     City and Province
     _________________________________________________________________
     Social Insurance Number or other taxpayer identification number


     If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

     Name
     _________________________________________________________________
     Address
     _________________________________________________________________
     City and Province
     _________________________________________________________________
     Social Insurance Number or other taxpayer identification number


Dated: _______________________________________________________________
       Signature

Signature Guaranteed: ________________________________________________

(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)

     Signature must be guaranteed by a member firm of a recognized stock exchange in Canada, a registered national securities exchange in the United States, a member of the Investment Dealers Association of Canada or National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in Canada or the United States.

                            (To be completed if true)

The undersigned hereby represents, for the benefit of the Corporation and all holders of Rights and of shares of the Corporation, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof or any Person acting jointly or in concert with any of the foregoing (as such terms are defined in the Rights Agreement).

     Signature ____________________________

                               FORM OF ASSIGNMENT



     FOR VALUE RECEIVED ________________________________________________________
               (Please print name and address of transferee)

hereby sells, assigns and transfers unto ___________________________ the Rights represented by this Rights Certificate, together with all right, title and interest therein.



Dated: ____________________

     Signature  _____________________________________________

Signature Guaranteed:_______________________________________

(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)

     Signature must be guaranteed by a member firm of a recognized stock exchange in Canada, a registered national securities exchange in the United States, a member of the Investment Dealers Association of Canada or National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in Canada or the United States.

                            (To be completed if true)

The undersigned hereby represents, for the benefit of the Corporation and all holders of Rights and of shares of the Corporation, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof or any Person acting jointly or in concert with any of the foregoing (as defined in the Rights Agreement).

     Signature ______________________________________________

                                     NOTICE

     IN THE EVENT THE CERTIFICATION SET FORTH ABOVE IN THE FORMS OF ASSIGNMENT AND ELECTION IS NOT COMPLETED, THE CORPORATION WILL DEEM THE BENEFICIAL OWNER OF THE RIGHTS EVIDENCED BY THIS RIGHTS CERTIFICATE TO BE AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE THEREOF (AS DEFINED IN THE RIGHTS AGREEMENT) AND ACCORDINGLY SUCH RIGHTS WILL BE NULL AND VOID.